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                                                                      EXHIBIT 21

                        TEAM COMMUNICATIONS GROUP, INC.

                           SUBSIDIARIES OF REGISTRANT

Longform Entertainment, Inc.

Simply Style Productions, Inc.

Amazing Tails, Inc.

Mary Lou's Flip Flop Shop, Inc.

Team Entertainment Germany GmbH

Team Dandelion Ltd.